Berkshire Hills Bancorp names Geno Auriemma as Director

Pittsfield, MA – May 16, 2012 – Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) has appointed Geno Auriemma as a Director of the Company and of Berkshire Bank, America’s Most Exciting Bank.SM Additionally, Berkshire Bank intends to enter into a marketing arrangement with Auriemma, subject to final approval, whereby he will serve as a spokesperson for the Bank.

Auriemma, age 58, has been head coach of the University of Connecticut women’s basketball team since 1986, is a seven-time national Coach-of-the-Year and has won or shared the BIG EAST Coach-of-the-Year award eight times. He has served as President of the Women’s Basketball Coaches Association. A successful businessman and accomplished author and speaker, he is involved in numerous regional and state charitable and educational efforts and the national V Foundation for Cancer Research. Director Auriemma brings his skills in team building, organizational management and communication to Berkshire, as well as experience with the banking industry in Berkshire’s newest market, following the merger of the Connecticut Bank and Trust Company with Berkshire Bank on April 20, 2012.

Berkshire President and CEO Michael P. Daly stated, “We are delighted that Geno Auriemma is joining our Board of Directors. His professional track record is unparalleled and he has a disciplined focus on team building and success factors that will contribute to the further growth and accomplishments of our Company. He understands the opportunities and challenges facing our industry, and brings important perspectives on the greater Connecticut region and on the regional and national forces affecting our markets. He is uniquely positioned as a Board member to help us continue to build the strength and recognition of our brand as America’s Most Exciting Bank.”

In addition to joining Berkshire’s Board, Auriemma intends to serve as a spokesperson for Berkshire Bank. According to Daly, Auriemma is a perfect fit for that role as he understands that having the right people, energy and attitude is what gives you the competitive edge. “At Berkshire Bank we want customers to have a winning feeling every time they walk through our doors. We want them to succeed so that they can enjoy what’s really exciting in their lives.”

Auriemma noted that he is pleased to join Berkshire Bank saying, “I look forward to joining the team of America’s Most Exciting Bank. As Berkshire expands into the greater Hartford region, they bring a refreshing attitude, unmatched energy and a sense of teamwork, each of which are critical components to success. I am delighted to be part of it.”

This summer Auriemma will serve as the head coach of the US Women’s National Team, which will compete in the 2012 Olympic Games in London. He was inducted into both the Naismith Memorial Basketball Hall of Fame and the Women’s Basketball Hall of Fame in 2006. A 1981 graduate of West Chester with a B.A. in political science, he resides in Manchester, Conn. with his wife, Kathy. They have three grown children.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank(SM). Including the recently acquired operations of CBT, Berkshire has $4.3 billion in assets and 68 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services. Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

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CONTACTS

Investor Relations Contact

David Gonci

Investor Relations Officer

413-281-1973

Media Contact

Lori Gazzillo

AVP, Community Relations

413-822-1695

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